                                                  FILED PURSUANT TO RULE 424B(2)
                                                      REGISTRATION NO. 333-80437

Supplement to prospectus supplement dated May 12, 2000, to prospectus dated December 9, 1999

                                  $24,118,000

                                 (Approximate)

                           [GREENPOINT CREDIT LOGO]

                              Seller and Servicer

                      Manufactured Housing Contract Trust

                   Pass-Through Certificates, Series 2000-3,

                                     Issuer

                          ---------------------------

     We are offering the Class I B-1 certificates through this supplement.

                                                                             Underwriting
                Certificate        Pass-Through                              Discounts and         Proceeds to
Class             Balance              Rate           Price to Public         Commissions            Seller
----------------------------------------------------------------------------------------------------------------
I B-1......        $24,118,000       9.25%              94.218750%             0.700000%            93.518750%
 Total.....        $24,118,000                        $22,723,678             $ 168,826            $22,554,852

      . The pass-through rate on the Class I B-1 certificates is capped at the weighted average of the net contract rates of the group I contracts.

      . The proceeds to the seller will also include interest from June 1, 2000.

Consider carefully the risk factors beginning on page S-10 in the accompanying prospectus supplement and on page 4 in the accompanying prospectus.

This supplement relates to the offering of the Class I B-1 certificates but does not contain complete information about these certificates. Additional information is contained in the accompanying prospectus supplement dated May 12, 2000 and in the related prospectus dated December 9, 1999. Prospective purchasers are urged to read this supplement, the prospectus supplement and the prospectus in full.

The underwriter named below will offer the Class I B-1 certificates listed in the table above to the public at the offering price and will receive the discount as listed on this cover page.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  Underwriter of the Class I B-1 certificates:

                           Credit Suisse First Boston



                 The date of this supplement is June 13, 2000.

     This Supplement is qualified in its entirety by reference to the detailed information appearing in the accompanying prospectus supplement and prospectus. Certain capitalized terms used in this supplement are defined in the section titled "Glossary" in the prospectus supplement, or, if not defined therein, in the section titled "Glossary" in the prospectus.

                               The Contract Pool

     As of May 31, 2000, the Contract Pool included approximately 21,186 Contracts having an aggregate outstanding principal balance of approximately $714,624,439.10.

Group I Contracts

     As of May 31, 2000, the Group I Contracts consist of approximately 14,667 fixed rate Contracts with an aggregate outstanding principal balance of approximately $435,740,856.80. The following table summarizes the delinquency experience of the Group I Contracts as of May 31, 2000, and excludes contracts already in repossession.

                                                                                   As of
                                                                               May 31, 2000
                                                                        ------------------------
Total Number of Group I Contracts Outstanding...........................          14,667
Total Delinquencies as a Percent of Group I Contracts
Outstanding at Period End:
     31-59 days.........................................................            1.00%
     60-89 days.........................................................            0.16%
     90 days or more....................................................            0.00%
                                                                                  ------
Total Delinquencies.....................................................            1.16%
                                                                                  ======

   .   The "Total Delinquencies as a Percent of Group I Contracts Outstanding at
Period End" is calculated as a percentage of the total number of Group I Contracts as of May 31, 2000.

Group II Contracts

     As of May 31, 2000, the Group II Contracts consist of approximately 6,519 adjustable rate Contracts with an aggregate outstanding principal balance of approximately $278,883,582.30. The following table summarizes the delinquency experience of the Group II Contracts as of May 31, 2000, and excludes contracts already in repossession.

                                                                                   As of
                                                                               May 31, 2000
                                                                         ------------------------
Total Number of Group II Contracts Outstanding..........................           6,519
Total Delinquencies as a Percent of Group II Contracts
Outstanding at Period End:
     31-59 days.........................................................            0.34%
     60-89 days.........................................................            0.00%
     90 days or more....................................................            0.00%
                                                                                   -----
Total  Delinquencies.....................................................           0.34%
                                                                                   =====

   .   The "Total Delinquencies as a Percent of Group II Contracts Outstanding
at Period End" is calculated as a percentage of the total number of Group II Contracts as of May 31, 2000.

                             Method of Distribution

     The underwriter named below has agreed, subject to the terms and conditions of the Underwriting Agreement, dated June 13, 2000, between the Seller and Credit Suisse First Boston Corporation, to purchase from the Seller the principal amount of the certificates set forth next to its name in the table below.

                                                                      Certificate Balance of
Underwriter                                                          Class I B-1 Certificates
-----------------------------------------------------------------------------------------------
Credit Suisse First Boston Corporation..........................            $24,118,000

     In the underwriting agreement described above, the underwriter has agreed, subject to the terms and conditions in that agreement, to purchase all of the certificates offered by this supplement if any certificates are purchased. The underwriting agreement described above also provides that the Seller will indemnify Credit Suisse First Boston Corporation against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments Credit Suisse First Boston Corporation may be required to make in respect thereof. Credit Suisse First Boston Corporation will reimburse certain expenses of the Seller.

     The Seller has been advised by Credit Suisse First Boston Corporation that they propose initially to offer the Class I B-1 Certificates to the public at the price set forth herein, and to certain dealers at such price, less the initial concession not in excess of 0.420% of the Class I B-1 Certificate Balance. Credit Suisse First Boston Corporation may allow dealers, and such dealers may allow, a concession not in excess of 0.250% of the Class I B-1 Certificate Balance. After the initial public offering of the Class I B-1 Certificates, the public offering price and such concessions may be changed.

--------------------------------------------------------------------------------

                                  $24,118,000

                                 (Approximate)


                           [GREENPOINT CREDIT LOGO]


                              Seller and Servicer



                      Manufactured Housing Contract Trust

                    Pass-Through Certificates, Series 2000-3





                       --------------------------------

                    Supplement to the prospectus supplement

                       --------------------------------

                           Credit Suisse First Boston

You should rely only on the information contained or incorporated by reference in this supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Class I B-1 Certificates in any state where the offer is not permitted.

We do not claim the accuracy of the information in this supplement and the accompanying prospectus supplement and prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver this supplement and the accompanying prospectus supplement and prospectus when acting as underwriters of the Class I B-1 Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class I B-1 Certificates will deliver this supplement and the accompanying prospectus supplement and prospectus until September 11, 2000.


--------------------------------------------------------------------------------